SAFESTITCH MEDICAL, INC. COMPLETES PRIVATE PLACEMENT

Raises $4 million for product development and clinical trials

MIAMI—(BUSINESS WIRE)—On May 29, 2008, SafeStitch Medical, Inc. (OTCBB:SFES — News) (the “Company” or “SafeStitch”) announced that it had completed the sale of 1,861,505 shares of the Company’s common stock to a number of private investors for an aggregate of approximately $4.0 million. The Company intends to use the funds for general working capital purposes, including the continued development and testing of its products.

“We are excited that these investors have shown their confidence in our research and management teams and our product candidates by investing in SafeStitch,” said Jeffrey G. Spragens, the Company’s President and Chief Executive Officer.

Dr. Stewart B. Davis, SafeStitch’s Chief Operating Officer, added that “this infusion of capital will help us to continue the expansion of our in-house R&D capabilities. Our current product development is progressing on track, and our gastroplasty device could be in human clinical trials as early as the end of this year.”

SafeStitch Medical, Inc. is a medical device company developing endoscopic and minimally invasive surgical devices. The Company is headquartered in Miami, Florida, and also has a research and development office in Omaha, Nebraska. SafeStitch’s product portfolio includes a gastroplasty device for endoscopic bariatric surgery (obesity surgery) and endoscopic repair of gastroesophageal reflux disorder (GERD), as well as an endoscopic device for excision and diagnosis of Barrett’s esophagus. The Company also plans to market a standard bite block, as well as the first airway bite block, to be used during endoscopy, and is pioneering the Smart Dilator for esophageal strictures. SafeStitch is also developing products for hernia repair and natural orifice transluminal endoscopic surgery (NOTES). Information about the Company may be found on its website at www.safestitch.com.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, and patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:

SafeStitch Medical, Inc., Miami

Dr. Stewart B. Davis, 305-575-6000